SBC Communications Inc.

SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN

Effective For Units of Participation
Having a Unit Start Date Prior to
January 1, 1988

Effective:     January 1, 1984
As amended through April 1, 2002

TABLE OF CONTENTS

Section 1      Statement of Purpose.                                                                   1

Section 2      Definitions.                                                                            1

      2.1      Administrative Committee.                                                               1
      2.2      Agreement.                                                                              1
      2.3      Annualized Total Unit Deferral Amount.                                                  1
      2.4      Beneficiary.                                                                            1
      2.5      Board.                                                                                  1
      2.6      Compensation.                                                                           1
      2.7      Deferral Amounts For All Units of Participation.                                        1
      2.8      Deferred Compensation Account.                                                          2
      2.9      Disability.                                                                             2
      2.10     Early Retirement.                                                                       2
      2.11     Election Form.                                                                          2
      2.12     Eligible Employee.                                                                      2
      2.13     Employee.                                                                               2
      2.14     Employer.                                                                               2
      2.15     Normal Retirement.                                                                      2
      2.16     Participant.                                                                            2
      2.17     Plan Year.                                                                              2
      2.18     Rotational Work Assignment Company.                                                     2
      2.19     SBC Communications Inc. Savings Plan for Salaried Employees.                            3
      2.20     Subsidiary.                                                                             3
      2.21     Total Unit Deferral Amount.                                                             3
      2.22     Unit Deferral Period.                                                                   3
      2.23     Unit of Participation.                                                                  3
      2.24     Unit Start Date.                                                                        3

Section 3      Administration of the Plan.                                                             3

      3.1      Administration of Plan.                                                                 3

Section 4      Participation.                                                                          4

      4.1      Election to Commence a Unit Of Participation.                                           4
      4.2      Termination Of Election.                                                                4

Section 5      Deferred Compensation.                                                                  4

      5.1      Deferred Compensation Account.                                                          4
      5.2      Total Unit Deferral Amount.                                                             4
      5.3      Employer Contribution.                                                                  5
      5.4      Vesting of Deferred Compensation Account.                                               5

Section 6      Benefits.                                                                               6

      6.1      Normal Retirement.                                                                      6
      6.2      Early Retirement.                                                                       7
      6.3      Termination Benefit.                                                                    9
      6.4      Pre-Retirement Survivor Benefit.                                                        10
      6.5      Additional Benefit.                                                                     10
      6.6      Survivor Spouse Benefit.                                                                10
      6.7      Disability.                                                                             10
      6.8      Emergency Benefit.                                                                      12
      6.9      Withholding; Unemployment Taxes.                                                        12
      6.10     Commencement of Payments.                                                               12
      6.11     Change in Status.                                                                       12
      6.12     Transfer to RWAC.                                                                       13
      6.13     Leave of Absence.                                                                       13
      6.14     Ineligible Participant.                                                                 14

Section 7      Beneficiary Designation.                                                                14

Section 8      Termination, Amendment.                                                                 15

      8.1      Employer's Right to Terminate Plan.                                                     15
      8.2      Amendment.                                                                              15

Section 9      Miscellaneous.                                                                          16

      9.1      Unsecured General Creditor.                                                             16
      9.2      Trust Fund.                                                                             16
      9.3      Obligations to Employer.                                                                16
      9.4      Nonassignability.                                                                       16
      9.5      Employment Not Guaranteed.                                                              17
      9.6      Protective Provisions.                                                                  17
      9.7      Gender, Singular and Plural.                                                            17
      9.8      Waiver of Benefits.                                                                     17
      9.9      Captions.                                                                               17
      9.10     Applicable Law.                                                                         17
      9.11     Validity.                                                                               17
      9.12     Notice.                                                                                 18
      9.13     Termination With Retirement Eligibility/Involuntary Termination.                        20
      9.14     Termination under EPR                                                                   21

Senior Management
Deferred Compensation Plan

Section 1	Statement of Purpose. The purpose of the Senior Management Deferred Compensation Plan is to provide retirement, death, or termination-of-employment benefits to a select group of highly compensated or management employees consisting of Senior Managers of SBC Communications Inc. (the “Company”) and its Subsidiaries (“Participating Companies”).

Section 2	Definitions. For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	Administrative Committee. “Administrative Committee” means a committee of three or more members, at least one of whom is a Senior Manager, who shall be designated by the Senior Vice President-Human Resources to administer the Plan pursuant to Section 3.

2.2	Agreement. "Agreement" means the written agreement entitled “Senior Management Deferred Compensation Plan Agreement” (substantially in the form attached to this Plan) that shall be entered into by the Employer and a Participant with respect to each Unit of Participation to carry out the Plan with respect to such Participant.

2.3	Annualized Total Unit Deferral Amount. The “Annualized Total Unit Deferral Amount” means the Total Unit Deferral Amount divided by eight years.

2.4	Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 7.

2.5	Board. “Board” means the Board of Directors of SBC Communications Inc.

2.6	Compensation. “Compensation” means the Participant’s monthly base salary as of the Participant’s Unit Start Date, but before reduction for compensation deferred pursuant to this Plan or any Plan of the Employer whereby compensation is deferred including but not limited to a plan whereby compensation is deferred in accordance with Section 401(k) of the Internal Revenue Code.

2.7	Deferral Amounts For All Units of Participation. “Deferral Amounts for all Units of Participation” means the aggregate amount of Compensation deferred in a given calendar year with respect to all Units of Participation as specified in Exhibit A of a Participant’s Agreements.

2.8	Deferred Compensation Account. “Deferred Compensation Account” means the account maintained on the books of account of the Employer for each Participant pursuant to Section 5.1.

2.9	Disability. “Disability” means a disability as defined in the SBC Communications Inc. Sickness and Accident Disability Benefit Plan and the SBC Communications Inc. Senior Management Long Term Disability Plan covering the Participant.

2.10	Early Retirement. “Early Retirement” means the termination of a Participant's employment with Employer for reasons other than death on or after Participant attains age 55.

2.11	Election Form. The “Election Form” means an Eligible Employee’s written election to participate in the Plan with respect to each Unit of Participation in accordance with Section 4.

2.12	Eligible Employee. “Eligible Employee” means an Employee of the Employer who (a) is in active service, (b) has an employment status which has been approved by the Board or its Chairman to be eligible to participate in this Plan, and (c) who continuously maintains the employment status upon which such approval was based.

2.13	Employee. “Employee” means any person employed by the Employer on a regular full-time salaried basis.

2.14	Employer. “Employer” means SBC Communications Inc. and any of its Subsidiaries.

2.15	Normal Retirement. “Normal Retirement” means termination of a Participant's employment with Employer for reasons other than death on or after the date Participant attains age 65.

2.16	Participant. “Participant” means an Eligible Employee who has entered into an Agreement to participate in the Plan in accordance with the provisions of Section 4.

2.17	Plan Year. “Plan Year” means the calendar year.

2.18	Rotational Work Assignment Company (“RWAC”) shall mean Bell Communications Research, Inc. (“Bellcore”), formerly the Central Services Organization, Inc., and/or any other entity with which SBC Communications Inc. or any of its Subsidiaries may enter into an agreement to provide an employee for a rotational work assignment.

2.19	SBC Communications Inc. Savings Plan for Salaried. Employees. “SBC Communications Inc. Savings Plan for Salaried Employees” means the SBC Communications Inc. Savings Plan for Salaried Employees and any successor plan adopted by the Employer.

2.20	Subsidiary. A “Subsidiary” of the Company is any corporation, partnership, venture or other entity in which the Company has, either directly or indirectly, at least a 10% ownership interest.

2.21	Total Unit Deferral Amount. “Total Unit Deferral Amount” means the sum of all amounts of Compensation deferred during the Unit Deferral Period with respect to a Unit of Participation, as shown in Exhibit A of Participant’s Agreement for that Unit of Participation.

2.22	Unit Deferral Period. “Unit Deferral Period” means the number of months the Participant elects to reduce his Compensation with respect to a Unit of Participation, as shown in Exhibit A of Participant’s Agreement for that Unit of Participation.

2.23	Unit of Participation. A “Unit of Participation” consists of a stated Total Unit Deferral Amount and associated Employer contributions which provide stated benefits in accordance with the Participant’s Agreement for that Unit of Participation.

2.24	Unit Start Date. “Unit Start Date” means the date shown in Exhibit A of a ParticipantW’s Agreement for a given Unit of Participation which follows an Eligible Employee’s election to commence a Unit of Participation under the Plan. For years subsequent to the first year as an Eligible Employee, the Unit Start Date will be January 1, unless the Administrative Committee, in its sole discretion deems that another date is allowable. A Unit of Participation may not commence if the employee cannot complete eight (8) years of participation prior to age 65, unless otherwise permitted by the Administrative Committee.

Section 3	Administration of the Plan.

3.1	Administration of Plan. The Administrative Committee shall be the sole administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms. The Administrative Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrative Committee shall be final and binding unless the Board of Directors should determine otherwise.

Section 4	Participation.

4.1	Election to Commence a Unit Of Participation. Any Eligible Employee may elect to commence deferral of Compensation with respect to a Unit of Participation in the Plan by filing a completed Election Form with the Administrative Committee prior to the beginning of the Unit Start Date. Pursuant to said Election Form, the Eligible Employee shall elect a Total Unit Deferral Amount and a Unit Deferral Period to be specified in Exhibit A of Participant’s Agreement with respect to such Unit.

The Deferral Amount For All Units of Participation cannot exceed one hundred percent (100%) of Compensation during any calendar year. In order to participate in the Plan, a Participant must defer a minimum of six percent (6%) of his Compensation at the time of commencement of his first Unit of Participation in the Plan. Subsequent additional Units of Participation require a minimum annual Participant deferral of $1,000. The sum of the Participant’s contributions, if any, to the Southwestern Bell Savings Plan for Salaried Employees plus the Annualized Total Unit Deferral Amounts for all Units of Participation in a given year may not exceed thirty percent (30%) of a Participant’s Compensation for that year.

4.2	Termination Of Election. A Participant’s election to defer Compensation is irrevocable upon the filing of his Election Form with the Administrative Committee, provided, however, that the election may be terminated with respect to Compensation not yet paid by mutual agreement in writing between the Participant and the Administrative Committee. Such termination if approved shall be effective beginning the first day of the month following the execution of such mutual agreement.

Section 5	Deferred Compensation.

5.1	Deferred Compensation Account. The Administrative Committee shall establish and maintain a separate Deferred Compensation Account for each Participant for each Unit of Participation. Each of a Participant’s Deferred Compensation Accounts will be credited from time to time with interest on the balance compounded at an eight percent (8%) annual rate.

5.2	Total Unit Deferral Amount. The Participant’s Total Unit Deferral Amount is deferred in equal amounts on a monthly basis over the Unit Deferral Period or as otherwise may be permitted by the Administrative Committee. The amount deferred each month with respect to a given Unit of Participation shall be credited by the Employer to the Participant’s Deferred Compensation Account for that Unit of Participation on the last day of such month.

The Participant will be permitted to complete deferrals of the Total Unit Deferral Amount on an accelerated basis over a shorter period than the original Unit Deferral Period at such times and in such manner as may be permitted by the Administrative Committee. In this connection the Administrative Committee may permit a Participant to defer an additional amount or percent of his Compensation and/or all or a portion of his Short Term Incentive Award, subject to the limitations contained in Section 4.1. Any acceleration in deferrals by a Participant with respect to a given Unit of Participation shall not increase the Total Unit Deferral Amount and shall not cause any change in the amounts of the benefits payable pursuant to Section 6 on account of such Unit of Participation or any change in the maximum Employer Contribution pursuant to Section 5.3 for the year, but shall be applied proportionally as a credit against the Total Unit Deferral Amount and Equivalent Employer Contribution Shortfall and shorten the length of the Unit Deferral Period for such Unit of Participation. In no event shall any such increase in deferrals by a Participant result in any reduction in the amounts by which the Participant’s Compensation is reduced in subsequent years pursuant to Exhibit A to the Participant’s Agreement with respect to such Unit of Participation prior to completion of deferral of the Total Unit Deferral Amount for such Unit of Participation. Equivalent Employer Contribution Shortfall shall mean an amount equal to the Employer Contribution that would be associated with the accelerated deferral if said deferral amount was deferred in the manner as originally agreed upon as timely. Amounts credited against Equivalent Employer Contribution Shortfall shall be immediately vested.

5.3	Employer Contribution. Participation in this Plan does not preclude participation in the SBC Communications Inc. Savings Plan for Salaried Employees. For a given year, the aggregate Employer contribution to both the Savings Plan for Salaried Employees and this Plan on behalf of a Participant will be an amount equal to the Company Match Rate Expressed as a Percent* as in effect during all or portions of that year times the Participant’s Compensation as in effect during all or portions of that year which is contributed or deferred during that year in accordance with each Plan, respectively. Any amount of Employer contribution not allocated to the Savings Plan for Salaried Employees will be credited to the Participant’s Deferred Compensation Accounts. The amount or percent of a Participant’s Compensation to be allocated to Basic Allotments in the Savings Plan for Salaried Employees shall be specified in Paragraph 3 of his Agreement.

5.4	Vesting of Deferred Compensation Account. A Participant’s interest in his Deferred Compensation Account shall vest at the same rate and in the same manner as it would under the SBC Communications Inc. Savings Plan for Salaried Employees, as in effect from time to time, had both the amount of the Participant’s Deferral Amount and the Employer contribution with respect to that Participant’s Deferral Amount for any given Unit of Participation been contributed instead to the Savings Plan for Salaried Employees. For this purpose all years of previous participation under the Savings Plan for Salaried Employees, for purposes of determining a Participant’s vested interest under that Plan, shall be taken into account in determining the Participant’s vested interest under this Plan.

* The Company Match Rate Expressed as a Percent means the maximum percent of salary that can be received as Employer matching contribution under the SBC Communications Inc. Savings Plan for Salaried Employees, e.g., a match of 66 2/3% of the amount of basic allotment (up to 6%) of salary results in a Company Match Rate Expressed as a Percent of .667 x 6% = 4%.

Section 6	Benefits.

6.1	Normal Retirement. Upon Normal Retirement, Employer shall pay to Participant the amount per month specified in Paragraph 6 of his Agreement for a period of one hundred eighty (180) months (“Standard Retirement Benefit”). Alternatively, a Participant may elect to receive the present value equivalent of his Standard Retirement Benefit (“Alternative Retirement Benefit”). He may elect in his Agreement to receive this Alternative Retirement Benefit as (i) a lump sum payment, (ii) sixty (60) monthly installments, or (iii) one hundred twenty (120) monthly installments. Any such election once made shall be irrevocable.

Notwithstanding the foregoing, a Participant may elect in his Agreement to defer the time by which he is required to elect the manner of payment of any Alternative Retirement Benefit until no later than the last day of the calendar year preceding the calendar year in which Normal Retirement takes place. Any such deferred election must be made in writing to the Administrative Committee. If a Participant’s Agreement fails to show an election of a manner of payment of an Alternative Retirement Benefit, or if the Participant, having chosen to defer his election, fails to make a timely election, such Participant will receive the Standard Retirement Benefit upon his Normal Retirement.

In the event that a final determination shall be made by the Internal Revenue Service or any court of competent jurisdiction that by reason of Normal Retirement a Participant has recognized gross income for Federal Income tax purposes in excess of the Standard or Alternative Retirement Benefit actually paid by the Employer to which such gross income is attributable, the Employer shall deem the Participant to have elected a lump sum payment of his Alternative Retirement Benefit effective as of his Normal Retirement. Under these circumstances, the Employer shall pay to the Participant in one lump sum, within sixty (60) days of such final determination, an amount equal to the excess of (a) the lump sum Alternative Retirement Benefit that would have been payable to the Participant had the Participant so elected such an Alternative Retirement Benefit in his Agreement plus interest thereon of 10% per annum, compounded annually, from a Participant’s Normal Retirement until receipt of such lump sum payment, less (b) any amounts of Standard or Alternative Retirement Benefit theretofore paid to such Participant plus interest thereon at 10% per annum, compounded annually from the date of receipt of each such amount to the date a Participant received such lump sum payment. If a benefit is payable to a Participant pursuant to this paragraph, no other Standard or Alternative Retirement Benefit shall be payable under the Plan.

If a Participant who is entitled to either a Standard or Alternative Retirement Benefit dies after his Normal Retirement, his Beneficiary shall be entitled to receive the remaining installments, if any, of such Standard or Alternative Retirement Benefit.

6.2	Early Retirement. Upon Early Retirement after deferral of a Participant’s Total Unit Deferral Amount, Employer shall pay to Participant commencing on the date he attains age sixty-five (65) the Standard or Alternative Retirement Benefit as specified in Paragraphs 6 and 7 of his Agreement.

A Participant may elect in his Agreements to commence payment, following his Early Retirement and completion of deferral of his Total Unit Deferral Amount, of any Standard or Alternative Retirement Benefit at a date prior to the Participant’s attainment of age sixty-five (65), but no earlier than eight years following the Unit Start Date. However, in such event, the amount of the Standard Retirement Benefit shall be reduced by the result of multiplying (i) fifty one-hundredths of one percent (0.50%) of such Early Retirement Benefit by (ii) the number of whole and fractional months between the Participant’s age on the date of commencement of benefits and the date on which the Participant will attain age sixty-five (65). The amount of any Alternative Retirement Benefit payable pursuant to this paragraph shall be the actuarial equivalent of the Standard Retirement Benefit payable pursuant to this paragraph. Any such election in any Agreement once made shall be irrevocable.

Notwithstanding the foregoing, a Participant may elect in his Agreement to defer the time by which he is required to elect commencement of payment of Standard Retirement Benefit or Alternative Retirement Benefit until no later than the last day of the calendar year preceding the calendar year in which the Participant’s Early Retirement takes place. Any such deferred election must be made in writing to the Administrative Committee. If a Participant’s Agreements fail to show an election as to timing of commencement of payment of a Standard or Alternative Early Retirement Benefit, or if the Participant, having chosen to defer his election, fails to make a timely election, such Participant’s Standard or Alternative Retirement Benefit, if any, shall commence as of the date he reaches age sixty-five (65) in accordance with the first paragraph of this Section 6.2.

In the event that a final determination shall be made by the Internal Revenue Service or any court of competent jurisdiction that by reason of Early Retirement a Participant has recognized gross income for Federal income tax purposes prior to the actual payment to such Participant of the Standard or Alternative Retirement Benefit to which such gross income is attributable, the Employer shall deem the Participant to have elected a Standard or Alternative Retirement Benefit commencing on the date as of which such Participant is determined to have recognized his first payment of Standard or Alternative Retirement Benefit. Under these circumstances, the Employer shall pay to the Participant in one lump sum within sixty (60) days following such final determination an amount equal to the sum of (a) the excess of (i) the aggregate of the payments that would have been made to the Participant through such date had the Participant so elected such a Standard or Alternative Retirement Benefit over (ii) any amounts of Standard or Alternative Retirement Benefits theretofore paid to such Participant and (b) 10% per annum interest, compounded annually, on such payments from the date each would otherwise have been made had such Standard or Alternative Retirement Benefit been elected until the date of actual payment. Thereafter, the Employer shall pay to the Participant the remaining installments of Standard or Alternative Retirement Benefit in accordance with the deemed Standard or Alternative Retirement Benefit election described in the preceding two sentences. If a benefit is payable to a Participant pursuant to this paragraph, no other Standard or Alternative Retirement Benefit shall be payable under the Plan.

If a Participant dies subsequent to commencement of payment of a Standard or Alternative Retirement Benefit, his Beneficiary shall be entitled to receive the remaining installments of Standard or Alternative Retirement Benefit, if any.

If a Participant dies after his Early Retirement or eligibility for Early Retirement and after his eligibility to commence payments of his Standard or Alternative Retirement Benefit, his Beneficiaries will receive his Standard or Alternative Retirement Benefit as if payments had commenced on the date of the Participant’s death.

If a Participant dies after his Early Retirement or eligibility for Early Retirement but prior to is eligibility to commence payments of his Standard or Alternative Retirement Benefit, his Beneficiaries will receive a Pre-Retirement Survivor Benefit in accordance with Section 6.4.

6.3	Termination Benefit.

a.	Termination of Employment Before Attaining Age 55 or After Attaining Age 55 but Prior To Completion of Deferral of Total Unit Deferral Amount. Upon any termination of employment of the Participant for reasons other than death before the Participant attains age fifty-five (55), or after the Participant attains age fifty-five (55) but before the Participant completes deferral of his Total Unit Deferral Amount, the Company shall pay to the Participant, with respect to each Unit of Participation if Participant terminates employment before attaining age fifty-five (55), or with respect to each Unit of Participation for which deferrals have not been completed if Participant terminates employment after attaining age fifty-five (55) but before completing deferral of his Total Unit Deferral Amount, as Compensation earned for services rendered prior to his termination of service, a lump sum equal to the vested portion of the amounts standing credited to his Deferred Compensation Account as of the date of such termination of service (“Termination Benefit”).

b.	Termination of a Unit of Participation. A Participant may discontinue a Unit of Participation while continuing in the service of the Employer. Notwithstanding any other provision of the Plan, upon such discontinuance, the Participant shall immediately cease to be eligible for any benefits other than his Termination Benefit with respect to that Unit of Participation. No other benefit shall be payable with regard to his Unit of Participation to either the Participant or any Beneficiary of such Participant. The Participant shall continue to be credited with interest on the amounts standing credited to his Deferred Compensation Accounts as provided under Section 5.1 and to vest in such amounts as provided under Section 5.4 while he remains in employment with the Employer until payment of his Termination Benefit. However, no further Participant deferrals or Employer contributions shall be made pursuant to Sections 5.2 or 5.3 with respect to a Unit of Participation after a Participant discontinues or terminates such Unit of Participation.

A Participant shall terminate a Unit of Participation if he terminates his election to defer Compensation with the approval of the Administrative Committee pursuant to Section 4.2.

6.4	Pre-Retirement Survivor Benefit. If the Participant dies prior to his eligibility for Early Retirement while in service with the Employer, the Employer shall pay to the Participant’s Beneficiary the amount per month specified in paragraph 5 of his Agreement for the greater of one hundred twenty (120 months or the number of months from the date of Participant’s death until he would have been age 65 (“Pre-Retirement Survivor Benefit”).

6.5	Additional Benefit. The reduction of any benefit payable under the SBC Communications Inc. Management Pension Plan, which results from participation in this Plan, will be restored as an additional benefit under this Plan or any other comparable deferral plan. The Company shall have the option to pay in a lump sum the present value equivalent of the pension retirement benefit (life annuity).

6.6	Survivor Spouse Benefit. If a Participant dies subsequent to eligibility to commence payment of a Standard or Alternative Retirement Benefit, and has a surviving spouse, the Employer shall pay to the spouse commencing on the later of (a) the sixteenth (16th) year after commencement of payment of any Standard or Alternative Retirement Benefit or (b) the first of the month following the Participant’s death, an amount per month for the life of the spouse equal to sixty-six and two-thirds percent (66-2/3%) of the Standard Retirement Benefit. If the spouse is more than three (3) years younger or older than the Participant on the date of Participant’s death, the amount of such benefit shall be actuarially adjusted based on standard mortality tables.

6.7	Disability. In the event that a Participant suffers a Disability, amounts that otherwise would have been credited to the Deferred Compensation Accounts of the Participant in accordance with Sections 5.2 and 5.3 will continue to be credited to such Deferred Compensation Accounts at the same times and in the same amounts as they would have been credited if the Participant had not suffered a Disability. During such Disability, deferrals shall continue to be made by the Participant in accordance with Section 5.2 for as long as he is eligible to receive monthly disability benefits equal to 100 percent of his monthly base salary at the time of his Disability. If the Participant is no longer eligible to receive monthly disability benefits equal to 100 percent of his monthly base salary at the time of his Disability, the deferrals which would otherwise have been made by the Participant in accordance with Section 5.2 shall be contributed by the Employer. Employer contributions shall continue to be made by the Employer in accordance with Section 5.3.

If the Participant recovers from his Disability and returns to employment with the Employer in an employment status which would make him eligible to participate in this Plan or another similar Deferred Compensation Plan of the Employer, the Participant shall resume making deferrals in accordance with Section 5.2 and shall thereafter repay any amounts which were previously contributed by the Employer in lieu of deferrals which would otherwise have been made by the Participant in accordance with Section 5.2. Such repayment shall be made following the end of the Unit Deferral Period in monthly amounts equal to the Amount Deferred per Month during the Unit Deferral Period as shown on Exhibit A, or such larger amounts as the Participant may elect. The amounts to be repaid by the Participant shall be equal to the amounts contributed by the Employer which would otherwise have been deferred by the Employee pursuant to Section 5.2, compounded at an eleven percent (11%) annual rate on all such amounts from the date of crediting such amounts to the Participant’s Deferred Compensation Account until repaid.

All Participant deferrals and Employer contributions shall cease upon the happening of the earliest of the following:

(a)	the Participant's death;
(b)	the Participant's attainment of age 65; or
(c)	the Participant's election to take Early Retirement under the Plan.

If a Participant’s Disability terminates by reason of his death, the rights of his Beneficiary shall be those pursuant to whichever of Section 6.1, 6.2, 6.4, 6.5, or 6.6 would have been applicable if the Participant had not been disabled but rather had been in service on the date of his death and either died or retired on such date, whichever would be most advantageous to such Beneficiary. If a Participant’s Disability terminates by reason of (b) above, the Participant shall be treated as having a Normal Retirement upon the attainment of age 65 and shall be entitled to a Normal Retirement Benefit determined pursuant to Section 6.1, subject to reduction as provided below in the following paragraph. If a Participant’s Disability terminates by reason of (c) above, the Participant shall be treated as having an Early Retirement on the date elected by the Participant and shall be entitled to an Early Retirement Benefit determined pursuant to Section 6.2, subject to reduction as provided below in the following paragraph.

A reduction shall be made in the Normal Retirement or Early Retirement Benefit paid to the Participant or his Beneficiary, with respect to any Unit of Participation for which a portion of the Total Unit Deferral Amount required under Section 5.2 has been contributed by the Employer rather than from deferrals by the Employee, unless such amount has been repaid by the Employee as described in the second paragraph of this Section 6.7. Each payment of the Normal or Early Retirement Benefit shall be reduced by the amount necessary to amortize over such payments an amount equal to the sum of (i) the amounts contributed by the Employer which would otherwise have been deferred by the Employee pursuant to Section 5.2 plus (ii) the amounts contributed by the Employer pursuant to Section 5.3 which are matching contributions based on amounts described in (i) above, compounded at an eleven percent (11%) annual rate on all such amounts from the date of crediting such amounts to the Participant’s Deferred Compensation Account until deducted from amounts paid to the Participant.

6.8	Emergency Benefit. In the event that the Administrative Committee, upon written petition of the Participant, determines in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Employer shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency not in excess of the Termination Benefit to which the Participant would have been entitled pursuant to Section 6.3 if he had a termination of service on the date of such determination (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. The amount of the benefit otherwise payable under Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 or 6.7 shall thereafter be actuarially adjusted to reflect the early payment of the Emergency Benefit.

6.9	Withholding; Unemployment Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government.

6.10	Commencement of Payments. Except as otherwise provided in this Plan, commencement of payments under this Plan shall begin sixty (60) days following the event which entitles a Participant (or a Beneficiary) to payments under the Plan, or at such earlier date as may be determined by the Administrative Committee.

6.11	Change in Status. In the event of a change in the employment status of a Participant to a status in which he is no longer an eligible employee under this Plan, but is an eligible employee under the Management Deferred Compensation Plan or another similar deferred compensation plan of the Employer, the Participant and all of his Units of Participation under this Plan shall automatically be transferred to such other deferred compensation plan for which he is then an eligible employee, unless otherwise determined by the Administrative Committee. In the event of any such transfer, the provisions of the other deferred compensation plan to which the Participant transfers shall thereafter determine the rights and benefits of the Participant with respect to all of his Units of Participation, unless otherwise determined by the Administrative Committee. The Employer may, but shall not be required to, enter into revised Agreements with the Participant to carry out the provisions of this Section.

6.12	Transfer to RWAC. Effective August 1, 1990, if a Participant transfers to a RWAC prior to completion of a Unit of Participation, deferrals which would otherwise have been made by the Participant in accordance with Section 5.2 shall continue to be made by the Employer until the Participant resumes employment with the Employer but for a maximum period not to exceed 5 years. Contributions which would have been made by the Employer in accordance with Section 5.3 shall also continue to be made by the Employer during such period as Participant contributions are continued in accordance with the preceding sentence. Benefits applicable during the period of employment at a RWAC (not to exceed 5 years) and the methods used for crediting the Deferred Compensation Account and repaying amounts contributed by the Employer and reducing the Normal Retirement or Early Retirement Benefit paid to the Participant or his Beneficiary shall be the same as those applicable pursuant to Section 6.7 in the case of Disability, i.e., employment at a RWAC shall be deemed a Disability for the purpose of making determinations pursuant to Section 6.7. If the Participant has not resumed employment with the Employer or has not completed a Unit of Participation as result of Employer Contributions within 5 years from date of transfer, a Termination Benefit based on the amounts credited to the Participant’s Deferred Compensation Account at the date of transfer shall be paid upon termination of employment with a RWAC or the expiration of such 5 year period whichever is earlier.

6.13	Leave of Absence. Effective January 1, 1985, if a Participant absents himself from employment on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of the Employee’s term of employment which permission is granted in conformity with the rules of the Employer which employs the individual, as adopted from time to time) prior to completion of a Unit of Participation, deferrals which would otherwise have been made by the Participant in accordance with Section 5.2 shall continue to be made by the Employer until the Participant resumes employment with the Employer but for a maximum period not to exceed 6 months. Contributions which would have been made by the Employer in accordance with Section 5.3 shall also continue to be made by the Employer during such period as Participant contributions are continued in accordance with the preceding sentence.

Benefits applicable during the leave of absence (not to exceed 6 months) and the methods used for crediting the Deferred Compensation Account and repaying amounts contributed by the Employer and reducing the Normal Retirement or Early Retirement Benefit paid to the Participant or his Beneficiary shall be the same as those applicable pursuant to Section 6.7 in the case of Disability, i.e., the leave of absence shall be deemed a Disability for the purpose of making determination pursuant to Section 6.7, except in the case of a political leave (i.e., to campaign for or serve when elected to political office, to serve if appointed to public office or for non-candidate employees to participate in campaigns of candidates for political office) the only benefit payable if the Participant dies during such leave shall be a Termination Benefit based on the amounts credited to the Participant’s Deferred Compensation Account on the date of commencement of the leave which shall be payable to the Participant’s Beneficiary. If the Participant has not resumed employment with the Employer within 6 months from the commencement of the leave of absence, a Termination Benefit based on the amounts credited to the Participant’s Deferred Compensation Account at the commencement of the leave of absence shall be paid to the Participant.

Section 6.7 of this Plan and not this Section 6.13 shall apply with respect to any period during which a Participant is suffering a Disability and such period of Disability shall not be included under this Section 6.13 as a portion of a period of leave of absence.

6.14	Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if any Participant is determined not to be a “management or highly compensated employee” within the meaning of the Employee Retirement Income Security act of 1974, as amended (ERISA) or Regulations thereunder, such Participant will not be eligible to participate in this Plan and shall receive an immediate lump sum payment equal to the vested portion of the amounts standing credited to his Deferred Compensation Accounts with interest on the balance compounded at an eight percent (8%) annual rate. Upon such payment no survivor benefit or other benefit shall thereafter by payable under this Plan either to the Participant or any Beneficiary of the Participant, except as provided under Section 6.5.

Section 7	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be made in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrative Committee during the Participant’s lifetime on a form prescribed by the Administrative Committee with written acknowledgment of receipt.

The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate.

Section 8	Termination, Amendment.

8.1	Employer’s Right to Terminate Plan. The Board may at any time terminate the Plan. Termination of the Plan shall mean that (1) Base Salary shall prospectively cease to be deferred with respect to all Units of Participation for the then Plan Year and thereafter; and (2) all then currently existing Units of Participation shall be treated as follows:

The Participant’s Deferred Compensation Accounts shall be 100% vested. The Participant shall receive or continue to receive all benefits under this Plan at such time as provided in and pursuant to the terms and conditions of his Agreement(s) and as described in this Plan, provided however, any benefits payable under a Unit of Participation that is not completed due to a termination of the Plan under this Section 8.1 shall be prorated based upon the amount in the Deferred Compensation Account for that Unit of Participation as of said Plan termination divided by the Total Unit Deferral amount for that Unit of Participation.

8.2	Amendment. The Board may at any time amend the Plan in whole or in part, provided however, that no amendment, including an amendment to this Section 8, shall be effective, without the written consent of a Participant, to alter, to the detriment of such Participant, the benefits described in this Plan as applicable to a Unit of Participation of the Participant or to decrease amounts standing credited to such Participant’s Deferred Compensation Accounts under the Plan. For purposes of this Section 8.2, an alteration to the detriment of a Participant shall mean a reduction in the period of time over which benefits are payable under a Participant’s Agreement, subject however to the pro-ration provisions of Section 8.1 hereof, or any change in the form of benefits payable to a Participant under the Participant’s Agreement. Written notice of any amendment shall be given to each Participant.

Section 9	Miscellaneous.

9.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Employer (“Policies”). Any such Policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of the Employer’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future.

9.2	Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of and shall be paid by, the Employer.

9.3	Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, the Employer may offset against the amount of benefits otherwise distributable any claims to reimbursement for intentional wrongdoing by the Participant against the Employer or an affiliate. Such determination shall be made by the Administrative Committee.

9.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.5	Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Employer or to serve as a director.

9.6	Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses so to cooperate, the Employer shall have no further obligation to the Participant under the Plan. If a Participant commits suicide during the two-year period beginning on the Unit Start Date for a given Unit of Participation or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits will be payable with respect to that Unit of Participation to such Participant or his Beneficiary, or in the Employer’s sole discretion, benefits may be payable in a reduced amount.

9.7	Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.8	Waiver of Benefits. No benefit shall be payable under the provisions of this Plan with respect to any Participant who is or was a member of a group of employees designated by an Employer as eligible to waive such benefit if such Participant has waived such benefit under this Plan unless the Employer by which such Participant is or was last employed has authorized the revocation of such waiver and such Participant has revoked such waiver.

9.9	Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

9.10	Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Missouri.

9.11	Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

9.12	Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer, directed to the attention of the Vice President-Human Resources of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.13	Termination With Retirement Eligibility/Involuntary Termination. Notwithstanding any other provisions of the Plan, if after November 17, 1995, a Participant’s employment terminates before the Participant attains age fifty-five, and if such termination is involuntary (which shall be deemed to include termination by reason of death), and is for a reason other than for cause (i.e., willful and gross misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or any entity in which the Company has at least a 50% ownership interest), and is on or after the date Participant is within five years of being pension eligible, i.e., would be within five years of being eligible to retire with a service pension under the rules for service pension eligibility as in effect under the SBC Pension Benefit Plan, and/or is a Senior Manager within five years of being eligible to retire with an immediate pension based on the eligibility rules of the SBC Senior Management Supplemental Retirement Income Plan, whether or not actually a participant in either such plan, then the provisions of this Section 9.13 shall govern and control with respect to the distribution of the Plan’s benefits if the benefits offered by this Section 9.13 are elected. In such case, the Participant, or the Participant’s Beneficiary(ies) if the Participant’s employment terminates by reason of the Participant’s death, may irrevocably elect in writing, in a Waiver Agreement, as described below, filed with the Company, to waive the Termination Benefit or the Pre-Retirement Survivor Benefit, as applicable, with respect to any or all Units of Participation, and in lieu of said Benefit for any such Unit, receive an “Alternative Termination Benefit.”

Such Alternative Termination Benefit for a Unit shall be the Unit as described in the Participant’s Agreement, provided in accordance with and governed in all respects by the terms of the Plan and said Agreement, except that the Plan and Agreement shall be applied with respect to such Unit as if the Participant had remained in employment and retired upon or after attaining age fifty-five, regardless of Participant’s actual termination date. For purposes of applying the Plan and the Agreement, Normal Retirement shall be the Participant’s sixty-fifth birthday and Early Retirement shall be the date specified by the Participant as Participant’s Early Retirement date, which date shall be specified at the time the Waiver Agreement, as described below, is filed with the Company, and which date may be no earlier than Participant’s fifty-fifth birthday. In the event of Participant’s death prior to age fifty-five, the Alternative Termination Benefit for a Unit, whether such Benefit was elected by the Participant or Participant’s Beneficiary(ies), shall be determined, as described below, by applying the Plan and Agreement with respect to such Unit as if the Participant had died upon reaching age fifty-five.

Accordingly, notwithstanding any other provisions of the Plan, for purposes of application of this Section 9.13, in the event a Participant elects an Alternative Termination Benefit in lieu of the Termination Benefit for a Unit, or a Beneficiary(ies) elects to receive an Alternative Termination Benefit in lieu of a Pre-Retirement Survivor Benefit for a Unit, survivor benefits for such Unit shall be determined as follows: (a) If Participant dies on or after the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) shall receive the remaining installments of Participant’s retirement benefit; or (b) If Participant dies on or after age fifty-five but prior to the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) will receive survivor benefits in accordance with the next to the last paragraph in Section 6.2, i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon or after attainment of age fifty-five; or (c) If Participant’s death occurs prior to age fifty-five, Participant’s Beneficiary(ies) will receive at such time as Participant would have attained age fifty-five, survivor benefits in accordance with the next to the last paragraph in Section 6.2, i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon attainment of age fifty-five; and (d) Finally, the benefit described in Section 6.6 shall apply commencing on the later of the sixteenth year after commencement of payments pursuant to the Alternative Termination Benefit or the first of the month following Participant’s death.

For purposes of computing the Vested Benefits (as such term is used in rabbi trusts (“Trusts”) established by the Company for the purpose of providing for the payment of benefits under the Plan) corresponding to an Alternative Termination Benefit, for all Trust purposes, including for purposes of determining the Trust funding level applicable for such Alternative Termination Benefit, the Participant shall be treated for each such Alternative Termination Benefit Unit as if continuing in employment until age fifty-five if the Participant dies before attaining age fifty-five or until the date of Participant’s death if Participant dies after attaining age fifty-five or until reaching the Participant’s Early Retirement date for such Unit as selected by the Participant if Participant survives until such date, i.e., the Trust funding for any such Unit and the security afforded

Participant or Participant’s Beneficiary(ies) thereby shall be no different as a result of this Section 9.13 than they would have been had Participant continued in employment in the absence of this Section 9.13 and lived until at least age fifty-five.

Waiver of a Termination Benefit with respect to a Unit by a Participant, or of a Pre-Retirement Survivor Benefit with respect to a Unit by a Beneficiary(ies), and in either case, receipt of an Alternative Termination Benefit in lieu thereof, shall be conditioned upon the agreement in writing by the Participant, or Participant’s Beneficiary(ies), as applicable, at the time of Participant’s termination of employment, to provisions substantially as attached.

9.14	Termination Under EPR. Notwithstanding any other provisions of the Plan, if a Participant’s employment terminates before the Participant attains age fifty-five, and if such termination is as an EPR Terminee under the Enhanced Pension and Retirement Program (“EPR”) of the SBC Pension Benefit Plan-Nonbargained Program (“SBC PBP”) or as a Deceased Electing Employee under EPR and is on or after the date Participant is within five years of being pension eligible, i.e., would be within five years of being eligible to retire with a service pension under the rules for service pension eligibility as in effect under the SBC PBP, and/or is a Senior Manager within five years of being eligible to retire with an immediate pension based on the eligibility rules of the SBC Supplemental Retirement Income Plan, whether or not actually a participant in either such plan, or a Participant who is age 55 or over terminates employment under EPR, then the provisions of this Section 9.14 shall govern and control with respect to the distribution of the Plan’s benefits if the benefits offered by this Section 9.14 are elected. In such case, the Participant, or the Participant’s Beneficiary(ies) if the Participant’s employment terminates by reason of the Participant’s death, may irrevocably elect in writing, in an EPR special election form accompanied by a Waiver Agreement, as described below, filed with the Company, to waive the Termination Benefit or the Pre-Retirement Survivor Benefit or the Early Retirement Benefit, as applicable, with respect to any or all Units of Participation, and in lieu of said Benefit for any such Unit, receive an “EPR Alternative Termination Benefit.”

Such an EPR Alternative Termination Benefit for a Unit shall be the Unit as described in the Participant’s Agreement, provided in accordance with and governed in all respects by the terms of the Plan and said Agreement, except that the Plan and Agreement shall be applied with respect to such Unit, in accordance with Participant’s special EPR election form applicable to such Unit, as if the Participant had remained in employment and retired upon the Participant’s Early Retirement Date specified in his EPR special election form applicable to such Unit of Participation, regardless of Participant’s actual termination date. For purposes of applying the Plan and the Agreement, Normal Retirement shall be the Participant’s sixty-fifth birthday and Early Retirement shall be the date specified by the Participant as Participant’s Early Retirement date, which date shall be specified at the time the Waiver Agreement, as described below, is filed with the Company, and which date may be no earlier than Participant’s fifty-fifth birthday. In the event of Participant’s death prior to age fifty-five, the EPR Alternative Termination Benefit for a Unit, whether such Benefit was elected by the Participant or Participant’s Beneficiary(ies), shall be determined, as described below, by applying the Plan and Agreement with respect to such Unit as if the Participant had died upon or after reaching age fifty-five.

Accordingly, notwithstanding any other provisions of the Plan, for purposes of application of this Section 9.14, in the event a Participant elects an EPR Alternative Termination Benefit in lieu of the Termination Benefit or the Early Retirement Benefit for a Unit, or a Beneficiary(ies) elects to receive an EPR Alternative Termination Benefit in lieu of a Pre-Retirement Survivor Benefit for a Unit, as applicable, survivor benefits for such Unit shall be determined as follows: (a) If Participant dies on or after the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) shall receive the remaining installments of Participant’s retirement benefit; or (b) If Participant dies on or after age fifty-five but prior to the date specified by Participant as Participant’s Early Retirement date, Participant’s Beneficiary(ies) will receive survivor benefits in accordance with the next to the last paragraph in Section 6.2, i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon or after attainment of age fifty-five; or (c) If Participant’s death occurs prior to age fifty-five, Participant’s Beneficiary(ies) will receive at such time as Participant would have attained age fifty-five, survivor benefits in accordance with the next to the last paragraph in Section 6.2, i.e., the provision of the Plan that would have applied had Participant’s death actually been an in service death which occurred upon attainment of age fifty-five; and (d) Finally, the benefit described in Section 6.6 shall apply commencing on the later of the sixteenth year after commencement of payments pursuant to the EPR Alternative Termination Benefit or the first of the month following Participant’s death.

For purposes of computing the Vested Benefits (as such term is used in rabbi trusts (“Trusts”) established by the Company for the purpose of providing for the payment of benefits under the Plan) corresponding to an EPR Alternative Termination Benefit, for all Trust purposes, including for purposes of determining the Trust funding level applicable for such EPR Alternative Termination Benefit, the Participant shall be treated for each such EPR Alternative Termination Benefit Unit as if continuing in employment until age fifty-five if the Participant dies before attaining age fifty-five or until the date of Participant’s death if Participant dies after attaining age fifty-five or until reaching the Participant’s Early Retirement date for such Unit as selected by the Participant if Participant survives until such date, i.e., the Trust funding for any such Unit and the security afforded Participant or Participant’s Beneficiary(ies) thereby shall be no different as a result of this Section 9.14 than they would have been had Participant continued in employment in the absence of this Section 9.14 and lived until at least age fifty-five.

Waiver of a Termination Benefit or Early Retirement Benefit with respect to a Unit by a Participant, or of a Pre-Retirement Survivor Benefit with respect to a Unit by a Beneficiary(ies), as applicable, and receipt of an EPR Alternative Termination Benefit in lieu thereof, shall be conditioned upon the agreement in writing by the Participant, or Participant’s Beneficiary(ies), as applicable, at the time of Participant’s termination of employment, to provisions substantially as provided in Exhibit C, hereto.

SBC COMMUNICATIONS INC.
SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN AGREEMENT

THIS AGREEMENT is made and entered into at St. Louis, Missouri as of the 31st day of December, 1983, by and between SBC COMMUNICATIONS INC. (“Company”), and ____________________ (“Senior Manager”).

WHEREAS, the Company has adopted a Senior Management Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Senior Manager has been determined to be eligible to participate in the Plan; and

WHEREAS, the Plan requires that an agreement be entered into between the Company and the Senior Manager setting out certain terms and benefits of the Plan as they apply to the Senior Manager;

NOW, THEREFORE, the Company and the Senior Manager hereby agree as follows:

1. The Plan is hereby incorporated into and made a part of this Agreement, as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan, including without limitation the restrictions on assignability set forth in the Plan.

2. The Senior Manager was born on ________________________.

3. The Senior Manager's basic allotment percentage in the SBC Communications Inc. Savings Plan for Salaried Employees is ____ percent (__%) of his Compensation. Any subsequent change in this level of participation by the Senior Manager will void this Agreement and require that a new Agreement be entered into between the Employer and the Senior Manager.

4. The Senior Manager’s Compensation during a calendar year shall be reduced in accordance with Exhibit A attached to this Agreement.

5. The amount per month of Pre-Retirement Survivor Benefit in accordance with Section 6.4 of the Plan is $__________, payable for the greater of ten (10) years or the number of years from the date of Participant's death until he would have been age 65.

6. The amount per month of Standard Retirement Benefit in accordance with Section 6.1 of the Plan is $__________, payable for a period of 180 months commencing the first day of the month following Participant's 65th birthday.

7. Upon Normal or Early Retirement, the Participant hereby elects: (please initial (a), (b) or (c))

(a) ______ To receive a Standard Retirement Benefit, payable for a period of one hundred eighty (180) months.

(b) ______ To receive an Alternative Retirement Benefit to be paid in accordance with one of the following payment modes: (please initial one of the following:)

(i) _____ In a lump sum payment.

(ii) _____ In equal monthly installments for a period of sixty (60) months.

(iii) _____ In equal monthly installments for a period of one hundred twenty (120) months.

(c) ______ The Participant elects to defer the making of an election as to whether to receive a Standard Retirement Benefit or an Alternative Retirement Benefit until no later than the last day of the calendar year preceding the calendar year in which Normal or Early Retirement takes place.

8. The Participant hereby elects to receive any Early Retirement Benefit as follows (please initial one of the following):

(a) ______ Commencing at age 65.

(b) ______ Commencing at Early Retirement.

(c) ______ The Participant elects to defer the making of an election as to the time of commencement of Standard or Alternative Retirement Benefit until no later than the last day of the calendar year preceding the calendar year in which the Participant's Early Retirement takes place.

9. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and the Senior Manager and his Beneficiaries.

IN WITNESS WHEREOF, the parties hereto have signed and entered into this Agreement on and as of the date first above written.

THE COMPANY:	By ______________________________________ Its Senior Vice President-Human Resources

SENIOR MANAGER	_________________________ ____________ Signature Date

Exhibit A

SBC COMMUNICATIONS INC.
SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN AGREEMENT

19____ Unit of Participation

Unit Start Date: ________________, 19____ Unit Deferral Period: ____ Months

Annual Amount (1)
Year	Deferred
1.	Unit Start Date:
1984 (commencing the first day of the month of ________)	$_____________
2.	1985	_____________
3.	1986	_____________
4.	1987	_____________
5.	1988	_____________
6.	1989	_____________
7.	1990	_____________
8.	1991	_____________
9.	1992 (ending the last day of the month of __________)	_____________
Total Unit Deferral Amount	$ _____________

________________________________________________________________________

(1) This amount will be deferred in equal amounts on a monthly basis.

Exhibit C

AGREEMENT AND RELEASE OF CLAIMS- MANAGER RETIRING UNDER THE
ENHANCED PENSION AND RETIREMENT PROGRAM (“EPR”)
WITH AN 8-YEAR UNIT UNDER THE
MANAGEMENT DEFERRED COMPENSATION PLAN (“PLAN”)

         In consideration for treatment under the EPR provisions of the Plan, Participant agrees as follows:

        1.         Participant agrees that Participant shall not, without the written consent of Participant’s SBC Communications Inc. (“SBC”) employing company (“Company”), and while employed by the Company or within three (3) years after termination of employment from Company, engage in competition with SBC or any Subsidiary thereof or with any business with which a Subsidiary of SBC or an affiliated company has a substantial interest (collectively referred to herein as “Employer business”). For purposes of this Agreement, engaging in competition with any Employer business shall mean engaging by Participant in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, it is hereby specifically agreed that engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business in a judicial, regulatory, legislative or administrative proceeding and Participant hereby specifically agrees not to engage in any such conduct. Participant also specifically agrees that a breach of this provision would result if, within the time period and without the written consent specified, Participant either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any Subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Participant takes and regardless of whether or not the employing company, or the company that Participant becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

                     Participant may submit a description of proposed employment in writing to Company and Company shall advise Participant in writing within ten business days whether such proposed employment would constitute engaging in competition with an Employer business.

        2.          Participant acknowledges that, as a result of Participant's employment by the Company, Participant had and continued to have until Participant's termination, access to trade secrets, intellectual property, proprietary information, and private non-public information including technological, legal, financial, marketing, personnel and other information (including this Agreement and the Release of Claims contained herein) relating to litigation, the business and contemplated business of the Company and SBC and other matters, all of which is confidential and proprietary to SBC and the Company (“Confidential Information”); and Participant agrees that Participant did not before and will not after Participant's termination, divulge or in any way make available to others through public statements, voluntary testimony, or otherwise, or make use of, alone or in concert with others, any Confidential Information. The aforesaid obligations regarding Confidential Information will not apply to information that is now in or hereafter enters the public domain without a breach of this Agreement and the Release of Claims contained herein, nor shall they apply to information required to be delivered pursuant to a subpoena or similar legislative, judicial or administrative requirement; provided, however, Participant will notify the Company upon receipt of any such subpoena or similar request, and give the Company a reasonable opportunity to contest or otherwise oppose the subpoena or similar request.

                 Participant may represent himself or herself as a retiree of Company (if Participant is actually Service Pension eligible) or as a former employee who voluntarily terminated employment for a reason other than cause (if Participant is not actually Service Pension eligible); but otherwise Participant agrees that Participant will not make, nor cause to be made any public statements, disclosures or publications which relate in any way, directly or indirectly to Participant’s cessation of employment with the Company without prior written approval by the Company. Participant also agrees that Participant will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of, the Company, SBC, their Subsidiaries, directors, officers, employees and agents, past, present or future.

        3.          Participant agrees that during the three (3) year period immediately after termination of Participant’s employment with Company, Participant will not solicit any customer of any SBC company on behalf of Participant or any other person or entity or solicit any employee of any SBC company to seek or accept employment with any other person or entity, or disclose confidential information about such employee to any prospective employer or employer other than an SBC company. Participant acknowledges that even an unsuccessful solicitation of an employee of any SBC company will negatively impact the morale, commitment and performance of the employee in question. Participant further acknowledges that any solicitation of either a customer or an employee of any SBC company will result in immediate and irreparable harm to the SBC company, for which there will be no adequate remedy at law, and that the SBC company will be entitled to equitable relief to restrain Participant from violating the terms of this Paragraph 3, in addition to any other remedies available to the SBC Company. In any action brought by any SBC company to enforce the provisions of this Paragraph 3, the prevailing party shall be entitled to recover costs, including, but not limited to, reasonable and actual attorneys’ fees.

        4.          Participant shall forfeit Participant’s Alternative Termination Benefit(s) under the EPR provisions of the Plan, for any breach by Participant of the provisions of Paragraph 1 hereof, or of Paragraph 2 hereof (except to the extent disclosure of any Confidential Information is specifically required by law), or of Paragraph 3 hereof, or of the Release of Claims contained herein. In the event of any such forfeiture of any Alternative Termination Benefit(s), Participant shall receive the Termination Benefit corresponding to such Unit of Participation pursuant to the Plan, that would have been paid in the absence of this Agreement, less any amounts previously paid to Participant as part of the corresponding Alternative Termination Benefit.

        5.          Company hereby expressly advises Participant to seek personal legal advice prior to executing this Agreement and the Release of Claims contained herein and Participant by Participant’s signature below, hereby expressly acknowledges that Participant was given at least forty-five (45) days in which to seek such advice and decide whether or not to enter into this Agreement and the Release of Claims contained herein. The parties agree that any changes to this Agreement or to the Release of Claims contained herein made after the initial draft of this Agreement and Release of Claims is presented to Participant, whether material or immaterial, do not restart the running of said forty-five (45) day period.

        6.          Participant may revoke this Agreement and the Release of Claims contained herein within seven (7) days of Participant’s execution of this Agreement and the Release of Claims contained herein by giving notice, in writing, by certified mail, return receipt requested, to the Company c/o the Executive Compensation Group, 175 East Houston Street, Room 3-J-4, San Antonio, Texas, 78205. Proof of such mailing within said seven (7) day period shall suffice to establish revocation pursuant to this Paragraph. In the event of any such revocation, this entire Agreement and the Release of Claims contained herein shall be null and void.

        7.          Participant agrees that for any breach or threatened breach of any of the provisions of this Agreement and the Release of Claims contained herein by Participant, the Company shall have no adequate legal remedy, and in addition to any other remedies available, a restraining order and/or an injunction may be issued against Participant to prevent or restrain any such breach, in addition to any other rights the Company may have.

        8.          In the event any provision of this Agreement or the Release of Claims contained herein is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement or said Release of Claims, except that should said Release of Claims be held to be invalid as applicable to and as asserted by Participant with regard to any claim or dispute covered thereunder, or should any part of the provisions of Paragraphs 1, 2 or 3 of this Agreement be held invalid, void or unenforceable as applicable to and as asserted by Participant, this Agreement and the Release of Claims contained herein, at the Company’s option, may be declared by the Company null and void. If this Agreement and the Release of Claims contained herein are declared null and void by Company pursuant to the provisions of this Paragraph, Participant shall return to Company all consideration previously received pursuant to this Agreement and the Release of Claims contained herein less any of said consideration Participant would have received in the absence of entering into this Agreement and the Release of Claims contained herein.

RELEASE OF CLAIMS

        Participant hereby fully waives and forever releases and discharges Company, SBC, any and all other Subsidiaries of Company and of SBC, their officers, directors, agents, servants, employees, successors and assigns and any and all employee benefit plans maintained by SBC or any Subsidiary thereof and/or any and all fiduciaries of any such plan from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever arising from or in connection with Participant’s past employment by Company and/or Participant’s separation therefrom, including but not limited to claims, actions, causes of action or suits of any kind allegedly arising under the Employee Retirement Income Security Act (ERISA), as amended, 29 USC §§ 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 USC §§ 701 et seq.; the Civil Rights Acts of 1866 and 1870, as amended, 42 USC §§ 1981, 1982 and 1988; the Civil Rights Act of 1871, as amended, 42 USC §§ 1983 and 1985; the Civil Rights Act of 1964, as amended, 42 USC § 2000d et seq.; the Americans With Disabilities Act, as amended, 42 USC §§ 12101 et seq., and the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 USC §§ 621 et seq., known and unknown. In addition, Participant agrees not to file any lawsuits or other claims seeking monetary damage or other relief in any state or federal court or with any administrative agency against any of the aforementioned parties in connection with or relating to any of the aforementioned matters. Provided, however, by executing this Release of Claims, Participant does not waive rights or claims that may arise after the date of execution. Provided further, however, this Release of Claims shall not affect Participant’s right to receive or enforce through litigation, any indemnification rights to which Participant is entitled as a result of Participant’s past employment by the Company. And, provided further, except as agreed herein, this Agreement and Release of Claims shall not affect the ordinary distribution of benefits/entitlements, if any, to which Participant is entitled upon termination from Company; it being understood by Participant that said benefits/entitlements, if any, will be subject to and provided in accordance with the terms and conditions of their respective governing plan.

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